UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2016

Exponent, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-18655	77-0218904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

149 Commonwealth Drive Menlo Park, CA	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 326-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2016, Exponent’s Board of Directors appointed Dr. Catherine Corrigan as its President. Dr. Paul Johnston will continue to serve as the Company’s Chief Executive Officer.

Dr. Corrigan, age 47, joined Exponent in 1996. Dr. Corrigan was promoted to Principal in the Biomechanics practice in 2002. Dr. Corrigan was promoted to Corporate Vice President in 2005 and was appointed Group Vice President in 2012. Dr. Corrigan earned her Ph.D. (1996) in Medical Engineering and Medical Physics and her M.S. (1992) in Mechanical Engineering from the Massachusetts Institute of Technology and her B.S.E. in Bioengineering from the University of Pennsylvania. Prior to joining Exponent, Dr. Corrigan was a researcher in the Orthopedic Biomechanics Laboratory at Beth Israel Hospital and Harvard Medical School.

Upon her appointment as President, Dr. Corrigan’s base salary was set at $550,000 and she received a stock option grant for 24,000 shares. Dr. Corrigan will be relocating from the Company’s Philadelphia, Pennsylvania office to its Menlo Park, California office. In connection with the relocation, the Company agreed to purchase Dr. Corrigan’s primary residence in Pennsylvania for an appraised value of $1.25 million, which it intends to resell, and to reimburse standard relocation expenses as approved by the Company’s Chief Executive Officer.

Item 9.01	Financial Statements and Exhibits

The Press Release included as Exhibit 99.1 of this Current Report on Form 8-K shall be considered “furnished” pursuant to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, nor shall it be deemed incorporated by reference into any of the Registrant’s reports or filings with the Securities and Exchange Commission, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing.

99.1 Press release announcing executive transition dated July 29, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

EXPONENT, INC.

By:	/s/ Richard L. Schlenker
Name:	Richard L. Schlenker
Title:	Executive Vice President, Chief Financial Officer, and Corporate Secretary

Date: July 29, 2016